Exhibit 99.1

Logiq Promotes Global MarTech Innovation Leader, Tom Furukawa, to CEO

New York, NY – September 3, 2020 – Logiq, Inc. (OTCQX: WEYL), a global provider of eCommerce and fintech business enablement solutions, has promoted global Martech innovator, Tom Furukawa, to the position of chief executive officer of Logiq. He previously served as chief technology officer of the company’s DataLogiq subsidiary.

Furukawa succeeds Brent Suen, who has been appointed executive chairman of Logiq and who will continue to serve as president. Matthew Burlage, who was previously chairman, will continue to serve as director and chair of the audit committee.

“Tom’s promotion to CEO reflects the global expansion of Logiq over the last year and particularly our company-wide evolution from being primarily an eCommerce services company to a leading innovator of data-driven consumer intelligence and marketing technology,” noted Suen.

“Tom’s extensive senior-level international experience and achievements with creating and delivering cutting-edge digital marketing technologies will play a critical role as we further develop and deploy our offerings to enterprises and major brands,” continued Suen. “He brings to the position the ideal skill set to help make our eCommerce and fintech platforms more data-driven and interconnected for the benefit of our customers and partners.”

From startups and IPOs to major global enterprises, over the last 26 years Furukawa has served in senior level management roles for some of the world’s most successful companies, including Yahoo!, IBM Tivoli (a division of NYSE-traded IBM), Nasdaq-traded The Rubicon Project, and The Enthusiast Network.

Furukawa has been on the forefront of major changes in the online ad and marketing industry, and brings to Logiq deep experience in the development and product management for advertising and digital media technologies. As a recognized industry-thought leader, Furukawa has refined the craft of creating products that automate and streamline today’s fast-growing programmatic ad marketplace.

Furukawa previously served as the chief product officer of ConversionPoint Technologies (CPT), a leading eCommerce technology platform for direct-to-consumer performance marketing. At CPT, he led product development and drove innovation which delivered exceptional value for major enterprise customers that included Intel, Samsung, Nikon, and Logitech.

He helped lead the sale of CPT’s subsidiary, DataLogiq (formerly Push Interactive), to Logiq in July of last year, after which he joined DataLogiq as its chief technology officer. As CTO, he defined and executed DataLogiq’s product vision and strategy, with this resulting in it exceeding key revenue and margin goals while serving marquee customers that include HomeAdvisor, QuinStreet, and Sunrun.

Prior to CPT, he led the product technology and marketing teams at Ad Exchange Group, a global leader in performance-based advertising, where he was responsible for creating the firm’s award-winning next-generation marketing technologies.

Before Ad Exchange, he led the rebuild of Yahoo!’s ad management stack to fit its new programmatic ad buying, and was instrumental in the launch of the Rubicon Project in Japan, which quickly became the world’s second largest digital ad market. Earlier in his career, he led the product marketing for IBM Tivoli’s systems management suite and played a key role in its acquisition of Candle Corp. and its subsequent global integration. He also served as head of monetization for Kelly Blue Book before it was acquired by Autotrader, with his redesign of kbb.com resulting in a 20% increase in annual advertising revenue.

“I’m tremendously excited to join Brent at the helm of Logiq at this pivotal time in the company’s growth and development, and especially with the recent agreement to acquire Fixel AI,” commented Furukawa. “I look forward to leading the efforts to further strengthen and integrate our consumer intelligence and marketing capabilities companywide. As we pursue many new opportunities around the world, these efforts will continue to drive Logiq emergence as a leading innovator in data-driven marketing technology.”

Logiq recently announced it reached an agreement to acquire Fixel AI, an award-winning innovator of digital marketing technology. Fixel’s audience engagement platform provides startups to Fortune 500 companies the ability to dramatically enhance their online marketing spend by segmenting and ranking website visitors based on their level of engagement.

Suen will continue to oversee the company’s activities in Southeast Asia, given his extensive experience with this region of the world. He will continue to focus on the development and growth of AppLogiq™, PayLogiq™ and GoLogiq™ mCommerce platforms, along with a number of M&A scenarios currently being pursued.

About Logiq

Logiq, Inc. (OTCQX: WEYL) is a U.S.-based leading global provider of eCommerce, mCommerce, and fintech business enablement solutions. Its AppLogiq™ platform-as-a-service enables small-and-medium sized businesses worldwide to easily create and deploy a native mobile app for their business without technical knowledge or background. AppLogiq empowers businesses to reach more customers, increase sales, manage logistics, and promote their products and services in an easy, affordable, and highly efficient way. AppLogiq is offered in 14 languages across 10 countries and three continents, including some of the fastest-growing emerging markets in Southeast Asia.

The company’s subsidiary, DataLogiq, provides a data-driven, end-to-end eCommerce marketing solution for enterprises and major U.S. brands, including Home Advisor, QuinStreet and Sunrun. Its AI-powered LogiqX™ data engine delivers valuable consumer insights that enhance the ROI of online marketing spend. The company’s PayLogiq™ offers mobile payments, and GoLogiq™ offers hyper-local food delivery services. For more information about Logiq, go to Logiq.com.

FORWARD-LOOKING DISCLAIMER

This press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections. The Company cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the Company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by the Company or its affiliates that any of our plans or expectations will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including, without limitation: the fitness of our product for a particular application or market, expectations of future events, financial results, and/or business transactions that may not be consummated or realized, as well as other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (“SEC”), including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Company Contact

Brent Suen, President

Logiq, Inc.

Email contact

Media & Investor Contact

Ronald Both or Grant Stude

CMA Investor & Media Relations

Tel (949) 432-7566

WEYL@cma.team

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